UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: January 27 2004
Date of Earliest Event Reported: Not Applicable

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission file number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

ITEM 12.      RESULTS OF OPERATION AND FINANCIAL CONDITION

     On January 27, 2004, Countrywide Financial Corporation issued a press release announcing information regarding its operations and financial condition for the quarter period ended December 31, 2003 and year-end results.

      A copy of the press release is attached as an Exhibit. (Exhibit 99.3)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Dated: January 12, 2004	COUNTRYWIDE FINANCIAL CORPORATION

By: /S/ STANFORD L. KURLAND Stanford L. Kurland President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.3	Press Release issued by Countrywide Financial Corporation pertaining to its results of operations and financial condition for the quarter period ended December 31, 2003 and year-end results.

Exhibit 99.3

NEWS	COUNTRYWIDE FINANCIAL

For Immediate Release	CONTACT:	David Bigelow Lisa Riordan (818) 225-3550

COUNTRYWIDE REPORTS 2003 FOURTH QUARTER AND YEAR-END RESULTS

- Diluted Earnings Per Share Rose 89 Percent To $2.74 For The Quarter –-
For The Year, Diluted Earnings Per Share Advanced 156 Percent To $12.47
- 2004 Guidance Reaffirmed, With Earnings Per Diluted Share Expected To Be $9 - $12 -
– Board Increases Dividend From $0.15 To $0.22 –
– All Results Reflect The 4-for-3 Stock Split Completed In December –

CALABASAS, CA (January 27, 2004) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, today announced results for the fourth quarter and year ended December 31, 2003. These results reflect the 4-for-3 stock split, which was effective December 18, 2003. Fourth quarter highlights include the following:

o Consolidated net earnings reached $564 million, advancing 121 percent over fourth quarter last year.

o Earnings per diluted share increased 89 percent over last year to $2.74, the Company’s second highest quarter on record. Notably, the Company’s Liquid Yield Option Notes became convertible during the fourth quarter, resulting in an increase in the number of diluted shares outstanding for the quarter of 10.4 million. This had a dilutive effect on fourth quarter earnings of $0.14 per share and on annual earnings of $0.17 per share.

o Pre-tax earnings from Diversified Businesses were $246 million, a gain of 122 percent over last year’s fourth quarter.

o Total loan production volume was $76 billion for the quarter, which compares to total funding volume of $102 billion for the fourth quarter of 2002. The decline in year-over-year production volume was in line with expectations, given the overall decrease in refinance volume industry-wide; however, purchase fundings remained strong.

o Purchase fundings increased 33 percent over the same period a year ago to $34 billion, reflecting the Company’s successful execution of its purchase market strategy.

o The servicing portfolio rose to a record $645 billion, up nearly $200 billion compared to last year.

Highlights for the year ended December 31, 2003 include:

o Consolidated net earnings grew to $2.4 billion, nearly tripling last year’s record results of $842 million.

o 2003 diluted earnings per share reached a record $12.47, advancing 156 percent over the record $4.87 earned last year.

o Pre-tax earnings from Diversified Businesses hit a new milestone of $894 million, up 143 percent over last year and surpassing by 42 percent the $631 million in pre-tax earnings recorded by the entire Company just three years ago.

o Return on average equity was 36 percent, up from 18 percent for the twelve months of 2002.

o Total loan production volume increased 73 percent to a record $435 billion.

o Purchase volume rose 50 percent over last year to a record $130 billion, nearly reaching the $138 billion in total volume produced for 2001.

“The fourth quarter was an exceptional quarter on many fronts,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “Our strategic focus on mortgage banking, complemented by our diversification efforts in related businesses, has positioned us for strong performance even in today’s rapidly changing environment.

“In the Mortgage Banking segment, our efforts aimed at the purchase market and increasing our overall market share have resulted in growth in many areas,” Mozilo noted. “Most noteworthy was the 33 percent year-over-year fourth quarter increase in purchase volume which helped to mitigate the decline in refinance volume. In addition, demand for less interest-rate sensitive products continued to be robust with fourth quarter year-over-year production volume increasing 145 percent for adjustable rate mortgages, 54 percent for home equity loans, and 109 percent for subprime fundings. Management believes Countrywide moved into the top spot among mortgage originators in the fourth quarter per recent public press releases. While we have reduced staffing in the processing areas for our four production divisions by 11 percent collectively to coincide with the recent volume decrease, we continue to add to our total commission-incented production salesforce, which now totals over 7,500 and was a significant contributor to our volume during the quarter. The production sector margin remained relatively strong at 86 basis points, which compares to last year’s fourth quarter production margin of 92 basis points. Overall, the pricing environment still remains reasonable given the recent reduction in industry refinance volume.

“We have also maintained our focus on growing our servicing portfolio to continue executing our macro-hedge strategy,” explained Mozilo. “Totaling $645 billion today, our servicing portfolio is now over two times larger than the $285 billion it was in December of 2000 – which was the beginning of the refinance boom. As a result of these strategic endeavors in our Mortgage Banking business, fourth quarter pre-tax earnings for this segment rose 129 percent over last year to $680 million. For the full year, Mortgage Banking pre-tax earnings were a record $3.0 billion, over three times what this sector earned in 2002.

“Our Diversified Businesses continue to strengthen their infrastructure and product offerings,” Mozilo continued. “As a result, these businesses contributed $0.73 to diluted earnings per share in the quarter, with the largest percentages coming from the Capital Markets and Banking segments. For the full year, earnings from Diversified Businesses contributed $2.92 to consolidated diluted earnings per share – a gain of 110 percent over last year.

“Looking ahead, 2004 is still expected to be a robust year in mortgage banking with the latest industry estimates for origination volume ranging from $1.8 trillion to $2.2 trillion,” stated Mozilo. “We also expect consolidation in the market to continue and Countrywide is poised to leverage these opportunities for market share growth. Our solid infrastructure and technological ability put us in a unique position to attract the best and brightest talent as market consolidation takes place. In addition, focused strategies geared toward the purchase market and our product line breadth will contribute to our success. We also expect the earnings from our $645 billion servicing portfolio to partially offset the decline in production sector earnings as volumes decrease.

“Promising strategic initiatives in our Diversified Businesses should continue to position us well for future growth,” Mozilo stated. “The Bank will provide significant opportunity as we move ahead. For example, the Bank is expected to enhance our ability to market and portfolio certain mortgage products, such as adjustable-rate mortgages and hybrid ARMs. Also, the Bank’s growing network of successful financial centers, which number 31 today, will continue to reach new markets and expand our brand. As a result, we expect the Bank’s growing size and scale to substantially contribute to recurring spread income while diversifying Countrywide’s balance sheet for greater financial strength and flexibility. The Bank’s current pace of growth is expected to increase the Bank’s total asset base to approximately $35 billion by year-end 2004. In Capital Markets, our status as a primary dealer became effective on January 15, 2004. This initiative is expected to substantially increase the visibility and effectiveness of our Capital Markets effort. As a primary dealer, Countrywide Securities Corporation (CSC) is now authorized to act as a counterparty to the Federal Reserve Bank of New York in its open market operations. The ability to trade U.S. Government securities directly with the Federal Reserve System will afford Countrywide additional access to liquidity and will enhance our competitive advantage, particularly as electronic trading of U.S. Treasuries and bonds becomes increasingly more prevalent. Leading our U.S. Treasury trading operation is newly hired Managing Director Susan Estes, a 20-year veteran of the bond industry. In addition, we continue to build our Insurance businesses for future growth, having recently appointed Robert James as President and COO of Balboa Insurance Group. James brings to us over 25 years of experience in the insurance industry and has been an innovator in technology development, implementation, operations and managing complex insurance businesses.

“From a corporate governance standpoint, we recently took several steps to position Countrywide for its next stage of growth,” Mozilo pointed out. “We implemented our succession planning efforts, elevating Stan Kurland to the position of President of Countrywide Financial Corporation. In addition, David Sambol, who has successfully managed our Production and Capital Markets operations, was named President of our principal subsidiary, Countrywide Home Loans. Countrywide has a deep bench of talented executives who can navigate the Company as we move toward becoming a Fortune 100 company. Recently, we also named KPMG as our new auditors for 2004, reflecting our desire for a Big Four accounting firm whose resources will better match our future needs as the Company continues to grow and evolve. Management expects no material changes in its accounting policies or historical financial statements as a result of the change in auditors. And finally, we elected to list on NASDAQ, becoming one of six pioneering companies to test the benefits of dual listing on America’s two premier stock markets, NASDAQ and NYSE. This is expected to encourage competition between the two primary markets and their respective trading systems, which may ultimately benefit shareholders.

“In summary, our future has never looked brighter,” Mozilo concluded. “I take pride in knowing our foundation is more solid than ever and our 34,000 employees are dedicated and passionate about furthering the American dream of homeownership and consequently the growth of Countrywide.”

As previously stated, management believes the Company will report earnings within a range of $9 to $12 per diluted share for 2004. To see the assumptions behind this guidance, readers should refer to the Company’s Third Quarter 2003 earnings announcement. Management is re-affirming these assumptions (after adjustment for the 4-for-3 split completed in December 2003).

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors increased the cash dividend from $0.15 to $0.22 per common share, payable March 1, 2004 to stockholders of record on February 11, 2004. This is the sixth increase of the cash dividend in the last seven quarters.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Production, Servicing, and Loan Closing Services, contributed 73 percent of consolidated pre-tax earnings for the fourth quarter. The Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans’ 466-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 31,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct subprime lender with 97 branches.

Production

The Production sector generated $581 million in pre-tax earnings for the fourth quarter, which compares to $902 million for the fourth quarter of last year. Pre-tax earnings for the twelve months of 2003 reached $4.1 billion, far exceeding the $2.4 billion earned for 2002.

Servicing

The Servicing sector reflects the performance of the MSRs associated with Countrywide’s owned servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Production earnings, which typically perform best in lower rate environments. In declining rate environments, Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Servicing sector to further mitigate this impairment.

For the fourth quarter, Servicing sector pre-tax earnings were $83 million, in comparison to a pre-tax loss of $630 million for the fourth quarter of 2002. During the current quarter, recovery of impairment, net of the servicing hedge, was $31 million versus net impairment of $564 million during the year ago quarter. The improvement in pre-tax earnings was also driven by a 43 percent increase in the servicing portfolio year over year. For the twelve months of 2003, the Servicing sector had a pre-tax loss of $1.2 billion, which compares to a loss of $1.5 billion for the year ago period. The weighted average coupon on the Company’s portfolio of loans serviced for others now stands at 6.1 percent, down from 6.9 percent one year ago.

Loan Closing Services

Loan Closing Services are comprised of Countrywide’s LandSafe companies, which provide credit reports, appraisals and flood determinations. LandSafe companies’ pre-tax earnings were $16 million in the fourth quarter, which compares to the $25 million earned during the fourth quarter last year. For the twelve months of 2003, pre-tax earnings from this sector totaled $98 million, a gain of 40 percent over last year, which was driven by a 47 percent increase in unit volume.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global, and accounted for 27 percent of consolidated pre-tax earnings for the fourth quarter of 2003. For the full year, Diversified earnings represented 23 percent of total pre-tax earnings. The percentage contribution was impacted by the significant growth realized during the year by the Mortgage Banking business. Diversified earnings in aggregate grew 122 percent and 143 percent for the fourth quarter and twelve months, respectively, on a year-over-year basis.

Capital Markets

The Capital Markets segment includes a securities broker-dealer, a broker of mortgage servicing rights, and a distressed-asset manager. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation (CSC), whose earnings represented 89 percent of Capital Markets’ total pre-tax earnings for the fourth quarter of 2003. Pre-tax earnings for the total Capital Markets segment in the fourth quarter were $96 million, 42 percent greater than the $68 million earned in last year’s comparable quarter. For the full year, Capital Markets pre-tax earnings were $442 million, which exceeds the $200 million earned in 2002 by 121 percent. This record performance was fueled by a very robust mortgage securities market, which yielded a 43 percent increase in securities trading volume to a record $2.9 trillion.

Banking

The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of financing to smaller mortgage bankers. The Bank is able to leverage Countrywide’s resources such as its servicing-related escrow balances, superior production capabilities, risk management and other intellectual capabilities. Countrywide Bank has also in-sourced certain bank-related services, such as custodial services, that were previously performed for Countrywide by third party banks. In addition, the Bank holds loans in portfolio to provide spread income and use of deposits diversifies Countrywide’s funding sources. At December 31, 2003, total assets at Countrywide Bank reached $19.3 billion, as compared to $5.1 billion at December 31, 2002, and were comprised of approximately 23 percent of cash, short-term investments and securities rated AA or better, 76 percent mortgage and home equity loans, and 1 percent other assets. The Bank contributed 92 percent of the Banking segment’s total pre-tax earnings for the fourth quarter of 2003. Countrywide Warehouse Lending had average loans outstanding of $2.8 billion during the quarter, a decrease of 46 percent from the third quarter of 2003 which was expected given the reduction in industry loan volume. Overall, quarterly pre-tax earnings for the Banking segment were $92 million, increasing 156 percent from last year. Pre-tax earnings for the 2003 full year hit a record $287 million, advancing 242 percent over last year’s $84 million.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and liability insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the fourth quarter, net premiums earned were $165 million at Balboa Life & Casualty and $36 million at Balboa Reinsurance. This compares to $140 million and $24 million, respectively, for the fourth quarter of 2002. Pre-tax earnings for the Insurance segment were $46 million for the fourth quarter, up significantly from the $1 million earned for the same period a year ago. For the twelve months, pre-tax earnings were $139 million, up 86 percent over last year’s earnings of $75 million. A $7 million charge related to the Southern California wildfires was included in the 2003 fourth quarter and full year results.

Global

The principal component of the Global segment is Global Home Loans, the Company’s UK joint venture, organized to process originations and service loans on behalf of third parties. Today, Global Home Loans services 1.2 million loans with outstanding balances of approximately $106 billion. Other companies included in Global operations engage in technology services and property valuation. Pre-tax earnings for the fourth quarter were $12 million, and for the full year were $26 million. This compares to $6 million for the fourth quarter and $5 million for the full year of 2002.

Conference Call

The Company will host a live, telephonic management discussion of the quarter’s results today at 11:00AM EST. The dial-in number for the live conference call is (888) 276-9995 (U.S.) or (612) 332-7515 (International). The management discussion will be available for replay through midnight EST on Sunday, February 15, 2004. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 715497, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website main page and clicking on the supporting slideshow text link for the Fourth Quarter 2003 earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 500 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, N.A., a bank offering customers CDs, money market accounts, and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a UK mortgage banking joint venture in which Countrywide holds a majority interest.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                                                    Three Months Ended                         Twelve Months Ended
      (Amounts in thousands, except per-share data)                    December 31,                               December 31,
                                                                  2003             2002       % Change       2003              2002       % Change
------------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------
      Revenues
      Gain on sale of loans and securities                     $ 1,054,555       $ 1,347,766      (22%)    $ 6,315,429       $ 3,672,452        72%

      Interest income                                              926,846           644,337        44%      3,342,200         2,253,296        48%
      Interest expense                                           (469,715)         (416,451)        13%    (1,940,207)       (1,461,066)        33%
                                                                                              ----------                                  ----------
      ------------------------------------------------------- ------------- -- --------------            -------------- -- --------------
           Net interest income                                     457,131           227,886       101%      1,401,993           792,230        77%
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------

      Loan servicing fees and other income from retained
      interests                                                    743,924           580,108        28%      2,804,338         2,028,922        38%
      Amortization of mortgage servicing rights                  (483,088)         (468,127)         3%    (2,069,246)       (1,267,249)        63%
      Recovery (impairment) of retained interests                  435,818         (594,762)       173%    (1,432,965)       (3,415,311)        58%
      Servicing hedge (losses) gains                             (404,765)            30,815    (1414%)        234,823         1,787,886      (87%)
                                                                                              ----------
      ------------------------------------------------------- ------------- -- --------------            -------------- -- -------------- ----------
           Net loan servicing fees and other income from           291,889         (451,966)       165%      (463,050)         (865,752)        47%
      retained interests
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------

      Net insurance premiums earned                                201,362           164,299        23%        732,816           561,681        30%
      Commissions and other income                                 102,889           108,698       (5%)        464,762           358,855        30%
                                                                                              ----------                                  ----------
      ------------------------------------------------------- ------------- -- --------------            -------------- -- --------------
                Total revenues                                   2,107,826         1,396,683        51%      8,451,950         4,519,466        87%
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------

      Expenses
      Compensation expenses                                        720,573           603,934        19%      2,944,492         1,931,076        52%
      Occupancy and other office expenses                          157,909           142,808        11%        586,648           447,723        31%
      Insurance claim expenses                                      82,932            91,199       (9%)        360,046           277,614        30%
      Other operating expenses                                     220,422           151,295        46%        714,992           520,030        37%
                                                                                              ----------                                  ----------
      ------------------------------------------------------- ------------- -- --------------            -------------- -- --------------
                Total expenses                                   1,181,836           989,236        19%      4,606,178         3,176,443        45%
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------

                                                                   925,990           407,447       127%      3,845,772         1,343,023       186%
      Earnings before income taxes
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------
      Provision for income taxes                                   362,259           152,570       137%      1,472,822           501,244       194%
      ------------------------------------------------------- ------------- -- -------------- ---------- -------------- -- -------------- ----------
      NET EARNINGS                                               $ 563,731         $ 254,877       121%    $ 2,372,950         $ 841,779       182%
      ======================================================= ============= == ============== ========== ============== == ============== ==========

      Earnings per Share
         Basic                                                       $3.07             $1.51       103%         $13.33             $5.06       164%
         Diluted                                                     $2.74             $1.45        89%         $12.47             $4.87       156%

      Weighted Average Shares Outstanding
         Basic                                                     183,918           168,532         9%        177,973           166,320         7%
         Diluted                                                   205,909           175,453        17%        190,375           172,965        10%

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                   December 31,         December 31,
(Dollar amounts in thousands, except share data)                                       2003                 2002
-------------------------------------------------------------------------------- ----------------- -- ------------------

Assets
Cash                                                                               $  800,944           $697,457
Mortgage loans and mortgage-backed securities held for sale                        24,103,625         15,042,072
Trading securities owned, at market value                                           6,806,368         5,983,841
Trading securities pledged as collateral, at market value                           4,118,012         2,708,879
Securities purchased under agreements to resell                                    10,348,102         5,997,368
Loans held for investment, net                                                     26,354,326         6,070,426
Investments in other financial instruments                                         12,952,095         10,901,915
Mortgage servicing rights, net                                                      6,863,625         5,384,933
Property, equipment and leasehold improvements, net                                   755,276           576,688
Other assets                                                                         4,841,517        4,667,204
                                                                                 ----------------- -- ------------------

                                                                                  $                    $
             Total assets                                                        97,943,890           58,030,783
                                                                                 ================= == ==================

Liabilities and Shareholders' Equity
                                                                                  $                    $
Notes payable                                                                    38,920,581           19,293,788

Securities sold under agreements to repurchase                                   32,013,412           22,634,839

Deposit liabilities                                                              9,236,053            3,114,271

Accounts payable and accrued liabilities                                         6,334,339            5,342,442

Income taxes payable                                                             2,354,789            1,984,310
                                                                                 ----------------- -- ------------------
            Total liabilities
                                                                                 88,859,174           52,369,650

Commitments and contingencies                                                            -                    -

Company-obligated mandatorily redeemable capital trust pass-
    through securities of subsidiary trusts holding solely Company

   guaranteed related subordinated debt                                          1,000,000            500,000

Shareholders' equity
  Preferred stock - authorized, 1,500,000 shares of $0.05 par value;
    none issued and outstanding                                                          -                    -
  Common stock - authorized, 500,000,000 shares of $0.05 par value;
       issued and outstanding, 184,490,593 and 168,751,111

       shares at December 31, 2003 and  December 31, 2002, respectively          9,225                6,330

  Additional paid-in capital                                                     2,307,531            1,657,144

  Accumulated other comprehensive income                                         164,526              186,799

  Retained earnings                                                              5,603,434            3,310,860
                                                                                 ----------------- -- ------------------

             Total shareholders' equity                                          8,084,716            5,161,133
                                                                                 ----------------- -- ------------------
             Total liabilities and shareholders' equity                           $                    $
                                                                                 97,943,890           58,030,783
                                                                                 ================= == ==================

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COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENT IN FINANCIAL INSTRUMENTS, LOANS HELD FOR INVESTMENT AND OTHER ASSETS (unaudited)
(Dollar amounts in thousands)

                                                                                 December 31,          December 31,
                                                                                     2003                  2002          % Change
----- ---------------------------------------------------------------------- --- -------------- -- --- ------------- -- ------------

Investments in other financial instruments:

Home equity AAA asset-backed securities                                       $      4,622,810      $     3,470,858             33%

Securitized excess servicing fees                                                      190,331                    -             N/M

  Servicing Hedge instruments:

      U.S. Treasury securities                                                     1,148,922                      -             N/M
    Derivative instruments                                                             642,019            1,592,550           (60%)

    Principal-only securities                                                          -                 779,125                N/M
                                                                             --- -------------- -- --- ------------- -- ------------
          Total servicing hedge instruments                                          1,790,941            2,371,675           (24%)

      Debt Hedge instruments:

         Interest rate and foreign currency swaps                                      165,891         -                        N/M

  Other interests retained in securitization:
    Subprime residual securities                                                       370,912               71,251            421%
    Prime home equity residual securities                                              320,663              437,060           (27%)
    Subprime AAA interest-only securities                                              310,020              522,985           (41%)
    Prime home equity line of credit transferor's interest                             236,109              233,658              1%
    Nonconforming interest-only and principal-only securities                          130,300              150,967           (14%)
    Prime home equity interest-only security                                            33,309              109,438           (70%)
    Other                                                                               56,592               78,241           (28%)
                                                                             --- -------------- -- --- ------------- -- ------------
          Total other interests retained in securitization                           1,457,905            1,603,600            (9%)

  Insurance and banking segments' investments portfolios:
    Mortgage-backed securities                                                       4,440,676            3,204,737             39%
    U.S. Treasury securities and obligations of U.S. Government
corporations and agencies                                                              283,453              247,470             15%
    Other                                                                                   88                3,575           (98%)
                                                                             --- -------------- -- --- ------------- -- ------------
          Total insurance and banking segment investments                            4,724,217            3,455,782             37%
                                                                             --- -------------- -- --- ------------- -- ------------

                 Total investments in financial instruments                   $     12,952,095      $    10,901,915             19%
                                                                             === ============== == === ============= == ============

Loans Held for Investment:
    Mortgage loans                                                           $      21,999,881     $      2,245,419            880%
    Warehouse lending advances secured by mortgage loans                             1,886,169            2,159,289           (13%)
    Defaulted FHA-insured and VA-guaranteed loans repurchased from
securities                                                                           2,560,454            1,707,767             50%
                                                                             --- -------------- -- --- ------------- -- ------------
                                                                                    26,446,504            6,112,475            333%
      Allowance for loan losses                                                       (92,178)             (42,049)            119%
                                                                             --- -------------- -- --- ------------- -- ------------
                 Total loans held for investment                              $     26,354,326      $     6,070,426            334%
                                                                             === ============== == === ============= == ============

Other assets:
  Reimbursable servicing advances                                            $       1,031,835     $        647,284             59%
  Securities broker-dealer receivables                                                 742,139              544,296             36%
  Borrowers principal and interest payments due from servicer                          551,823               60,499            812%
  Derivative margin accounts                                                           458,965              919,749           (50%)
  Investment in Federal Reserve Bank and Federal Home Loan Bank stock                  394,110               67,820            481%
  Interest receivable                                                                  242,669              141,148             72%
  Capitalized software, net                                                            235,713              188,435             25%
  Prepaid expenses                                                                     204,570              168,678             21%
  Cash Surrender Value of Assets Held in Trust for  Deferred Compensation              115,491               72,500             59%

  Restricted Cash Held to Secure Asset-Backed Commercial Paper Liability               114,000                    -             N/M
  Receivables from sale of securities                                                  105,325            1,452,513           (93%)
  Federal funds sold                                                                   100,000                    -             N/M
  Other assets                                                                         544,877              404,282             35%
                                                                             --- -------------- -- --- ------------- -- ------------
                 Total other assets                                          $       4,841,517     $      4,667,204              4%
                                                                             === ============== == === ============= == ============

(more)

Countrywide Financial Corporation

SELECTED OPERATING DATA (unaudited)
(Dollar amounts in millions)

                                                                        Three Months Ended                             Twelve Months Ended
                                                                           December 31,                                   December 31,
                                                                     2003               2002             % Change       2003         2002          % Change
---------------------------------------------- --------------- ------------------ ------------------ --- ---------- ------------- ------------ -- ------------

Volume of loans produced                                                 $76,320           $102,103          (25%)      $434,864     $251,901             73%

Number of loans produced                                                 525,147            682,678          (23%)     2,846,399    1,813,944             57%

Loan closing services:  credit reports, flood
determinations, appraisals,
     automated property valuation services, title reports,
default title orders,
     other title and escrow services and home inspections              3,119,211          3,036,302             3%    14,413,759    9,819,671             47%

Capital markets securities trading volume (1)                           $584,405           $608,698           (4%)    $2,858,714   $1,992,846             43%

Insurance
Net Premiums Earned
      Carrier                                                               $165               $140            18%          $604         $479             26%
      Reinsurance                                                            $36                $24            50%          $129          $83             55%

                                                               December 31, 2003  December 31, 2002      % Change
---------------------------------------------- --------------- ------------------ ------------------ --- ----------
Pipeline of loans-in-process                                             $32,969            $49,121          (33%)
Loan servicing portfolio (2)                                            $644,855           $452,405            43%
Number of loans serviced (2)                                           5,080,621          3,970,896            28%

Assets held by Treasury Bank (in billions)                                 $19.3               $5.1           278%

(1)      Includes trades with mortgage banking division
(2)      Includes warehoused loans and loans serviced under subservicing agreements.

(more)

Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                              Three Months Ended December 31, 2003
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                   Mortgage Banking                                                      Diversified Businesses
                                 -----------------------------------------------------    --------------------------------------------------------------------------------------
(Dollar amounts in thousands)     Production     Servicing   Closing        Total           Capital          Banking        Insurance       Global        Other         Total       Grand Total
                                                              Services                      Markets
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------

Gain on sale of loans and                                                           $                                                                                  $
securities                         $ 1,019,005    $  21,814      $    -     1,040,819         $  8,302          $    -          $    -        $   -       $ 5,434        13,736      $1,054,555

Net interest income                    261,848     (65,220)         131       196,759          137,559         112,612          10,006          379         (184)       260,372         457,131

Net loan servicing fees(1)                   -      268,582           -       268,582            (686)               -               -       26,305       (2,312)        23,307         291,889

Net insurance premiums earned                -            -           -             -                -               -         201,362            -             -       201,362         201,362

Commissions, fees&other (2)           14,187       11,583      45,333        71,103            2,422          18,485          15,418       30,673      (35,212)        31,786         102,889
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------
   Total revenues
                                     1,295,040      236,759      45,464     1,577,263          147,597         131,097         226,786       57,357      (32,274)       530,563       2,107,826

Expenses                               714,117      153,605      29,511       897,233           51,521          39,007         180,385       45,444      (31,754)       284,603       1,181,836
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------

   Earnings before income                                                                                                                   $                          $
taxes                               $  580,923    $  83,154    $ 15,953    $  680,030        $  96,076       $  92,090        $ 46,401       11,913       $ (520)       245,960        $925,990
                                 ============== ============ =========== =============    =============    ============    ============    =========    ==========    ==========    ============

                                                                                              Three Months Ended December 31, 2002
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                   Mortgage Banking                                                      Diversified Businesses
                                 -----------------------------------------------------    --------------------------------------------------------------------------------------
(Dollar amounts in thousands)     Production     Servicing   Closing        Total           Capital          Banking        Insurance       Global        Other         Total       Grand Total
                                                              Services                      Markets
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------

Gain on sale of loans and                                                           $                                                                                                $
securities                         $ 1,334,431    $  27,538      $    -     1,361,969       $ (21,992)          $    -          $    -         $471       $ 7,318     $(14,203)       1,347,766

Net interest income                    123,156     (72,690)       (274)        50,192          128,984          42,370           5,874           72           394       177,694         227,886

Net loan servicing fees(1)                   -    (469,991)           -     (469,991)              198               -               -       18,456         (629)        18,025       (451,966)

Net insurance premiums earned                -            -           -             -                -               -         164,299            -             -       164,299         164,299

Commissions, fees&other (2)            5,325       21,036      50,463        76,824            3,590          13,220           9,681       24,874      (19,491)        31,874         108,698
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------
   Total revenues
                                     1,462,912    (494,107)      50,189     1,018,994          110,780          55,590         179,854       43,873      (12,408)       377,689       1,396,683

Expenses                               560,516      136,114      25,510       722,140           43,011          19,547         178,613       37,808      (11,883)       267,096         989,236
                                 -------------- ------------ ----------- -------------    -------------    ------------    ------------    ---------    ----------    ----------    ------------

   Earnings before income                                   )                                                                               $
taxes                               $  902,396    $ (630,221   $ 24,679    $  296,854        $  67,769       $  36,043        $  1,241        6,065       $ (525)      $110,593       $ 407,447
                                 ============== ============ =========== =============    =============    ============    ============    =========    ==========    ==========    ============
(1)      Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on other retained interests, net of amortization and impairment/recovery of MSRs and net servicing hedge.
(2)      Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

Countrywide Financial Corporation

YEAR-TO-DATE SEGMENT ANALYSIS (unaudited)

                                                                                              Twelve Months Ended December 31, 2003
                                  --------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                   Mortgage Banking                                                      Diversified Businesses
                                  ----------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)      Production    Servicing   Closing        Total           Capital         Banking       Insurance      Global        Other          Total        Grand Total
                                                              Services                      Markets
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------

Gain on sale of loans and                         $                                 $                                     $                                                                   $
securities                          $ 5,966,642     163,444      $    -     6,130,086        $ 156,411         $    -             -        $   -        $28,932       $185,343        6,315,429

Net interest income                     887,436   (363,312)       (445)       523,679          508,559        335,404        34,101          791          (541)        878,314        1,401,993

Net loan servicing fees(1)                    -   (548,822)           -     (548,822)            (343)            292             -       92,418        (6,595)         85,772        (463,050)

Net insurance premiums earned                 -           -           -             -                -              -       732,816            -              -        732,816          732,816

Commissions, fees&other (2)            58,486      64,374     217,497       340,357           11,376         83,528        64,802      106,027      (141,328)        124,405          464,762
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------
   Total revenues
                                      6,912,564   (684,316)     217,052     6,445,300          676,003        419,224       831,719      199,236      (119,532)      2,006,650        8,451,950

Expenses                              2,824,698     549,159     119,227     3,493,084          233,700        132,007       692,945      173,629      (119,187)      1,113,094        4,606,178
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------

                                                                                    $                       $              $             $                           $                        $
   Earnings before income taxes     $ 4,087,866  $(1,233,475)  $ 97,825     2,952,216        $ 442,303        287,217       138,774       25,607         $(345)        893,556        3,845,772
                                  ============== =========== =========== =============    =============    ===========    ==========    =========    ===========    ===========    =============

                                                                                              Twelve Months Ended December 31, 2002
                                  --------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                   Mortgage Banking                                                      Diversified Businesses
                                  ----------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)      Production    Servicing   Closing        Total           Capital         Banking       Insurance      Global        Other          Total        Grand Total
                                                              Services                      Markets
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------

Gain on sale of loans and                         $                                 $                                     $              $                                                    $
securities                          $ 3,578,298      92,234      $    -     3,670,532       $ (19,652)         $    -             -        1,461       $ 20,111        $ 1,920        3,672,452

Net interest income                     525,434   (246,732)       (673)       278,029          380,901         99,897        27,773          284          5,346        514,201          792,230

Net loan servicing fees(1)                    -   (915,222)           -     (915,222)            1,117              -             -       49,742        (1,389)         49,470        (865,752)

Net insurance premiums earned                 -           -           -             -                -              -       561,681            -              -        561,681          561,681

Commissions, fees&other (2)            12,189      69,259     159,822       241,270           12,066         32,951        60,969       63,352       (51,753)        117,585          358,855
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------
   Total revenues
                                      4,115,921  (1,000,461)    159,149     3,274,609          374,432        132,848       650,423      114,839       (27,685)      1,244,857        4,519,466

Expenses                              1,720,958     489,335      89,196     2,299,489          174,556         48,877       575,798      109,557       (31,834)        876,954        3,176,443
                                  -------------- ----------- ----------- -------------    -------------    -----------    ----------    ---------    -----------    -----------    -------------

                                                                                                            $              $             $                                                    $
   Earnings before income taxes     $ 2,394,963  $(1,489,796)  $ 69,953    $  975,120        $ 199,876         83,971        74,625        5,282        $ 4,149       $367,903        1,343,023
                                  ============== =========== =========== =============    =============    ===========    ==========    =========    ===========    ===========    =============

         (1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on other retained interests,
               net of amortization and impairment/recovery of MSRs and net servicing hedge
         (2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.